Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Orchid BioSciences, Inc.

(609) 750-2200

Michael E. Spicer

Senior Vice President, Finance and Chief Financial Officer

Tracy J. Henrikson

Executive Director, Corporate Communications

ORCHID BIOSCIENCES, INC. REPORTS

FIRST QUARTER 2004 FINANCIAL RESULTS

•	Achieves record quarterly service revenues of $13.3 million, an increase of approximately six percent over fourth quarter of 2003

•	Successfully completes capital restructuring efforts

PRINCETON, N.J., May 6, 2004 – Orchid BioSciences, Inc. (Nasdaq: ORCH) today reported financial results for the three months ended March 31, 2004.

Service revenues, which include Orchid’s paternity, forensic and animal DNA testing services, were $13.3 million for the first quarter of 2004, compared to $12.5 million for the first quarter of 2003, an increase of six percent. First quarter 2004 service revenues increased approximately six percent from the $12.6 million in service revenues recorded in the fourth quarter of 2003. The growth in service revenues for the first quarter of 2004 as compared to the first quarter and fourth quarter of 2003 was primarily driven by an increase in testing volume. Total revenues were $13.5 million for the first quarter of 2004, up from $12.7 million for the first quarter of 2003.

Service revenues gross margin for the first quarter of 2004 was 37 percent, compared to 44 percent in the first quarter of 2003. The decline in service revenues gross margin is primarily attributable to delays in sample receipt in our forensics business and the inherent seasonality in our scrapie susceptibility testing business, which resulted in underutilization of testing capacity in the first part of the quarter.

Total operating expenses, including a restructuring charge of $1.1 million recorded as an additional reserve for one of Orchid’s former operating facilities in Princeton, New Jersey, were $19.6 million for the first quarter of 2004, compared to $16.5 million for the first quarter of 2003, an increase of 19 percent. Contributing to the increase in total operating expenses was higher general and administrative expenses, including $2.7 million attributable to professional fees related to various capital restructuring activities described below, as well as the addition of employee bonus programs during the first quarter of 2004.

In the first quarter of 2004, Orchid initiated and completed a capital restructuring initiative which included several activities: the conversion of all of its outstanding Series A convertible preferred stock to common stock; the implementation of a one-for-five reverse stock split; the completion of a common stock equity financing; and the filing of a shelf registration statement which, when declared effective, is expected to provide additional strategic flexibility in the future.

“The first quarter represented a major turning point for Orchid in which we achieved our goal of positioning the company for both near and long term sustainable growth. To that end, we successfully completed our capital restructuring, continued to grow revenues and exited the quarter in a position of financial and operational strength,” said Paul J. Kelly, M.D., chief executive officer of Orchid. “Moreover, the majority of the contracts that provide the foundation for our anticipated revenue growth in 2004 have already been secured, underpinning our confidence that we will achieve our targets for this year.”

Orchid reported a loss from continuing operations of $6.4 million, or $0.39 per share allocable to common stockholders for the first quarter of 2004, compared to $4.1 million, or $0.43 per share, for the first quarter of 2003. On March 25, 2004 Orchid announced a one-for-five reverse stock split of its outstanding shares. The reverse stock split was effected after the market closed on March 30, 2004. All per share amounts and outstanding shares in the accompanying financial data have been retroactively restated to reflect the reverse stock split.

During the first quarter of 2004, Orchid completed the sale of certain assets and liabilities of its Diagnostics unit to Tepnel Life Sciences for proceeds of $3.45 million in cash, which includes $0.5 million in escrow, subject to a final purchase price adjustment. During the quarters ended March 31, 2004 and March 31, 2003, Orchid reported a loss from a business held for sale of $0.5 million and $0.2 million, respectively.

Orchid reported a net loss allocable to common stockholders of $8.1 million, or $0.41 per share, for the first quarter of 2004, compared to $5.0 million, or $0.45 per share, for the first quarter of 2003. The net loss allocable to common shareholders for 2003 includes the loss from continuing operations, the loss from discontinued operations, and charges for accretion and dividends relating to the Company’s convertible preferred stock.

At March 31, 2004, cash and cash equivalents were $31.7 million, and the short and long-term portion of restricted cash was $2.1 million. Included in cash and cash equivalents is $28.1 million in net proceeds raised in the common stock equity financing in February 2004 and the sale of Orchid’s Diagnostics unit. Cash used in operating activities in the first quarter of 2004 was $3.0 million, of which the majority was attributable to payments to reduce total liabilities.

“Successfully achieving a position of improved financial health was a major focus of our efforts in the first quarter,” said Michael E. Spicer, senior vice president of finance and chief financial officer of Orchid. “The multiple activities we implemented as part of our capital restructuring efforts had an adverse impact on operating costs in the quarter, but these are costs that we do not expect to incur going forward and we continue to anticipate achieving positive operating income for the full year.”

Orchid also provided financial guidance for 2004:

2004 Financial Guidance

•	Orchid continues to expect an increase in its 2004 top-line revenues of approximately 20 percent over its 2003 top-line revenues of $50.6 million.

•	Orchid continues to expect its 2004 average gross margin to improve by approximately two to four percentage points over its 2003 average gross margin of 43 percent.

•	Prior guidance forecast a 10 percent reduction in total general and administrative, marketing and sales, and research and development expenses for the full year of 2004. Orchid is now better resourced to make strategic investments to accelerate growth, including the expansion of select marketing and sales initiatives. These sales and marketing investments may impact on the Company’s ability to meet the previous expense target. However, Orchid expects its full year 2004 total general and administrative expenses to be lower than 2003.

•	Orchid continues to expect to achieve positive cash flows from operations during the first half of 2004.

•	Orchid continues to expect to achieve positive operating income, excluding non-cash amortization and restructuring charges, for the full year of 2004.

Conference Call Information

A conference call with Orchid management will be held on Thursday, May 6, 2004 at 10:00 am ET. To listen to the conference call, please dial 1-973-317-1168 and ask for the Orchid Conference Call. To listen to the live or archived webcast via the Internet, please visit the Investors section of Orchid’s web site, www.orchid.com.

About Orchid BioSciences

Orchid BioSciences is a leading provider of identity genomics services for the forensic and paternity DNA testing markets and for public health and animal DNA testing for food safety. Orchid’s strong market positions in these segments leverage the Company’s accredited laboratories in the U.S. and U.K., its innovative genetic analysis technologies and expertise, and the world-renowned Cellmark and GeneScreen brands that have been associated with exceptional quality, reliability, innovation and customer service for nearly two decades. More information on Orchid can be found at www.orchid.com.

All statements in this press release that are not historical are forward-looking statements within the meaning of Private Securities Litigation Reform Act of 1995, including statements regarding: the belief that the majority of the contracts that provide the foundation for Orchid’s anticipated revenue growth in 2004 have already been secured, underpinning its confidence that it will achieve its targets for this year; the expectation that the shelf registration statement, when declared effective, will provide additional strategic flexibility in the future; the expectation that Orchid will not incur certain expenses and charges going forward and it continues to anticipate achieving positive operating income for the full year; the expectation of an increase in Orchid’s 2004 top-line revenues of approximately 20 percent over its 2003 top-line revenues of $50.6 million; the expectation that Orchid’s 2004 average gross margin will improve by approximately two to four percentage points over its 2003 average gross margin of 43 percent; the expectation that certain strategic investments to accelerate growth may impact on Orchid’s ability to meet its previous expense targets; the expectation that Orchid’s full year 2004 total general and administrative expenses will be lower than 2003; the expectation of achieving positive cash flows from operations during the first half of 2004; and the expectation of achieving positive operating income, excluding non-cash amortization and restructuring charges, for the full year of 2004. Such statements are subject to the risks and uncertainties that could cause actual results to differ materially from those projected, including, but not limited to, uncertainties relating to technologies, product development, manufacturing, market acceptance, cost and pricing of Orchid products and services, dependence on collaborations and partners, regulatory approvals, competition, intellectual property of others, patent protection, litigation, Orchid’s ability to obtain additional financing and the declaration by the Securities and Exchange Commission of the effectiveness of the shelf registration statement. These risks and other additional factors affecting Orchid’s business are discussed under the headings “Risks Related to Our Business,” “Risks Related to the Biotechnology Industry” and “Risks Associated with Our Common Stock” in Orchid’s Annual Report on Form 10-K for the year ended December 31, 2003, as filed with the Securities and Exchange Commission, and in other filings made by Orchid with the Securities and Exchange Commission from time to time. Orchid expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Orchid’s expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based, except as may be required by law.

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ORCHID BIOSCIENCES, INC.

AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

Three months ended March 31, 2004, December 31, 2003 and March 31, 2003

(In thousands, except per share data)

(unaudited)

	Three months ended March 31,	Three months ended December 31,	Three months ended March 31,
	2004	2003	2003
Revenues:
Service revenues	13,294	12,599	12,541
Other revenues	174	1,093	197

Total revenues	13,468	13,692	12,738

Operating expenses:
Cost of service revenues	8,343	7,651	6,997
Research and development	417	157	1,115
Marketing and sales	1,726	1,395	1,868
General and administrative	7,322	5,199	5,569
Restructuring	1,130	231	—
Amortization of deferred compensation	212	300	481
Amortization of intangible assets	452	447	455

Total operating expenses	19,602	15,380	16,485

Operating loss	(6,134)	(1,688)	(3,747)

Total other (expense) income, net	(163)	(228)	10

Loss from continuing operations before income taxes	(6,297)	(1,916)	(3,737)
Income tax expense	(135)	(36)	(344)

Loss from continuing operations	(6,432)	(1,952)	(4,081)
Discontinued operations:
Loss from operations of a business held for sale	(507)	(4,027)	(199)

Net loss	(6,939)	(5,979)	(4,280)
Dividends to Series A Preferred Shareholders	(14)	(94)	—
Accretion of Series A Preferred Stock discount	(1,129)	(1,217)	—
Beneficial conversion feature of redeemable preferred stock	—	—	(744)

Net loss allocable to common stockholders	$(8,082)	$(7,290)	$(5,024)

Basic and diluted loss from continuing operations per share allocable to common stockholders	$(0.39)	$(0.21)	$(0.43)
Basic and diluted loss from discontinued operations per share	$(0.03)	$(0.26)	$(0.02)
Basic and diluted net loss per share allocable to common stockholders	$(0.41)	$(0.46)	$(0.45)

Shares used in computing basic and diluted net loss per share allocable to common stockholders	19,651	15,725	11,148

Orchid BioSciences, Inc.

Condensed Consolidated Balance Sheets

March 31, 2004 and December 31, 2003

(In thousands)

(unaudited)

	March 31,	December 31,
Assets:	2004	2003
Current Assets
Cash and cash equivalents	$31,717	$9,938
Restricted cash	953	953
Accounts receivable, net	11,104	9,976
Inventory	1,529	1,172
Prepaid and other current assets	1,046	2,583
Assets of a business component held for sale	—	4,595

Total current assets	46,349	29,217

Fixed assets, net	10,649	11,071

Other assets
Goodwill, net	2,719	2,686
Intangible assets, net	14,536	14,942
Restricted cash	1,113	1,113
Other assets	206	400

Total other assets	18,574	19,141

Total assets	$75,572	$59,429

Liabilities and Stockholders' Equity:

Accounts payable	$1,925	$4,768
Accrued expenses	12,085	9,971
Current portion of long-term debt	1,285	1,889
Deferred revenue	1,662	1,812
Liabilities of a business component held for sale	—	3,156

Total current liabilities	16,957	21,596

Long Term Liabilities
Long term debt	278	415
Long term portion of restructuring	1,440	782
Other liabilities	2,050	1,592

Total long term liabilities	3,768	2,789

Redeemable Convertible Preferred Stock (a)	—	3,897

Total stockholders' equity	54,847	31,147

Total Liabilities and Stockholders' Equity	$75,572	$59,429

(a)	All oustanding shares have been converted into common stock subsequent to December 31, 2003.